Exhibit 4.10
                             GOOD TIMES RESTAURANTS INC.

                         1992 NON-STATUTORY STOCK OPTION PLAN
                                 (as revised 10-13-98)


     1. Purpose. The purpose of this 1992 Non-Statutory Stock Option Plan (the "Plan") is to grant to employees and directors of Good Times Restaurants Inc., a Nevada corporation (the "Company"), and such other persons as may be determined by the Board of Directors, options to purchase stock so that they may have an increased incentive to promote the interests of the Company.

     2. Eligible Participants. Key employees, directors of the Company and such other persons who, in the opinion of the Board of Directors of the Company, are primarily responsible for the promotion and protection of the interests of the Company shall be eligible to be granted options under the Plan. One or more additional options may be given to persons who at that time hold an option or options. Persons granted options under the Plan who are not key employees of the Company shall annually receive financial statements of the Company.

     3. Option Shares and Option Price. The aggregate number of shares of the common stock, $.001 par value ("Common Stock"), of the Company with respect to which options may be granted under the Plan shall be 125,000. The purchase price for each share of Common Stock purchased by exercise of an option granted under the Plan shall be atleast 100% of the fair market value of such share at the time such option is granted, and shall not be exercisable after the expiration of five years from the date such option is granted; provided, however, that any options granted to any eligible employee who is, at the time of grant of such option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation shall have a purchase price equal to at least 110% of the fair market value of the stock subject to the option.

     4. Effective Date and Term of Plan. The Effective Date of the Plan is April 23, 1992, which is the date of adoption of the Plan by the Board of Directors. Unless sooner terminated, the Plan shall remain in effect for a period of ten years from the Effective Date.

     5. Exercise of Option. Any option granted under the Plan may be exercised in accordance with the specific terms and conditions relating thereto set forth in such option, consistent with the Plan, provided, however, that such option shall be exercisable at the rate of no less than 20% per year over a five year period beginning with the date on which such option is granted. Exercise shall be accomplished by delivery to the Company of written notice specifying the number of shares with respect to which such option is exercised and full payment of the purchase price for such shares. Options may be exercised only with respect to full shares. No fractional share of stock will be issued.

     6. Adjustment of Option. In the event of any change in the Company's corporate structure through merger, consolidation, reorganization, recapitalization, stock dividend or other change, appropriate proportionate adjustment shall be made in the number and purchase price of shares subject to options granted under the Plan.

     7. Expiration of Option. Each option granted under the Plan shall expire upon the earliest to occur of (i) five years from the date such option is granted; or (ii) the date of completion of the merger or sale of substantially all of the stock or assets of the Company with or to another company in a transaction in which the Company is not the survivor (see paragraph 10), except for the merger of the Company into a wholly-owned subsidiary, provided that the Company shall have given the optionee at least 60 days' prior written notice of its intent to enter into such merger or sale;
(iii) if the optionee is an employee of the Company, 180 days following the optionee's death or termination of the optionee's employment because of disability; or (iv) if the optionee is an employee of the Company, 60 days following the termination of the optionee's employment by the Company for any reason other than death or disability or termination for cause; provided, however, that this subsection (iv) shall not be operative if the optionee, upon termination of employment, remains on, or becomes a member of, the Board of Directors of the Company. The term "disability" as used herein shall be as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended. If the employment of an employee to whom an option was granted by the Company under the Plan is terminated for cause, all rights under any option of such employee shall expire immediately upon notice to the employee of such termination.

     8. Investment Intent. Each option granted under the Plan shall be granted only to a participant who agrees to purchase any shares acquired by his exercise of the option for investment purposes only and agrees not to resell any of such shares in any manner violating the Securities Act of 1933 or any applicable state statute.

     9. Transferability. Options granted under the Plan shall not be transferable other than by will or the laws of descent and distribution and may be exercised during the lifetime of the participant to whom such option is granted only by such participant.

    10. Administration of the Plan. The Plan shall be administered by the Board of Directors of the Company or a committee of two or more directors, as determined by the Board of Directors. The interpretation and construction of any provision of the Plan by the Board of Directors shall be final, unless otherwise determined by the Board of Directors. The term "survivor," however, as used in subsection (ii) of paragraph 7 shall not apply to the Company in a reverse triangular merger where the Company has become a wholly owned subsidiary of another corporation. No member of the Board of Directors shall be liable for any action or determination made by him in good faith.

    11. Intent and Construction. It is the intention of the Company that all options granted under the Plan shall constitute non-statutory stock options, and the Plan shall be construed and administered in order to effect such intention.